Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated May 13, 2020 in the Registration Statement on Form S-1 (No. 333 - ), relating to the audit of the consolidated balance sheets of Fortune Valley Treasures, Inc. (the “Company”) as of December 31, 2019, and the related consolidated statements of operations, comprehensive loss, stockholders’ deficit and cash flows for the period ended December 31, 2019, and the related notes (“collectively referred to as the financial statements”).

We also consent to the Company’s reference to WWC, P.C., Certified Public Accountants, as experts in accounting and auditing.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
December 16, 2021	Certified Public Accountants